Encision Reports First Quarter of Fiscal Year 2013 Results

BOULDER, Colo., July 25, 2012 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced financial results for its fiscal 2013 first quarter ended June 30, 2012.

The Company posted quarterly revenue of $3.1 million and quarterly net profit of $10 thousand, or $0.00 per diluted share. These results compare to revenue of $3.2 million and a net loss of $21 thousand, or $0.00 per diluted share, in the year-ago quarter. Gross margin was 56.4 percent compared to 55.9 percent in the year-ago quarter. In the year-ago quarter, our margin was lower due to a planned manufacturing slowdown that resulted in higher product unit costs, principally of our disposable scissor inserts. The gross profit margin increase from the first quarter of fiscal year 2012 was due to a return to normal production, principally of our disposable scissor inserts.

"We were disappointed in our revenue for the first quarter," said Fred Perner, President and CEO. "The decrease in service revenue is a result of a project that has been phased out by a strategic partner. As a result, and unless we obtain another strategic partner or further commitments from existing partners, we anticipate that future service revenue will be significantly reduced as compared to last fiscal year's service revenue. Despite lower product and service revenue, our first quarter net profit was a result of a slight increase in our gross profit margin and a slight decrease in our operating expenses. Growing revenue will be paramount and we will continue to use financial resources, which were obtained from the recent issuance of our common stock, for sales, marketing, quality programs and product development initiatives to grow future revenue and profitability."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)
	June 30, 2012	March 31, 2012
ASSETS
Cash and cash equivalents	$ 463	$ 565
Accounts receivable, net	1,287	1,428
Inventories, net	2,378	2,489
Prepaid expenses	153	28
Total current assets	4,281	4,510
Equipment, net	1,615	1,619
Patents, net	276	273
Other assets	7	7
Total assets	$ 6,179	$ 6,409
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 452	$ 1,040
Accrued compensation	329	283
Other accrued liabilities	404	349
Total current liabilities	1,185	1,672
Common stock and additional paid-in capital	21,544	21,297
Accumulated (deficit)	(16,550)	(16,560)
Total shareholders' equity	4,994	4,737
Total liabilities and shareholders' equity	$ 6,179	$ 6,409

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)
Three Months Ended
	June 30, 2012	June 30, 2011
Net revenue:
Product	$ 2,805	$ 2,833
Service	296	351
Total revenue	3,101	3,184
Cost of revenue:
Product	1,204	1,261
Service	149	144
Total cost of revenue	1,353	1,405
Gross profit	1,748	1,779
Operating expenses:
Sales and marketing	866	1,037
General and administrative	528	419
Research and development	343	331
Total operating expenses	1,737	1,787
Operating income (loss)	11	(8)
Interest and other income (expense), net	(1)	(13)
Income (loss) before provision for income taxes	10	(21)
Provision for income taxes	––	––
Net income (loss)	$ 10	$ (21)
Net income (loss) per share—basic and diluted	$ 0.00	$ 0.00
Basic weighted average number of shares	8,168	6,455
Diluted weighted average number of shares	8,178	6,455